Exhibit 99.1

News Release

For Release on May 03, 2018 at 6:00 AM PST

INPIXON REGAINS COMPLIANCE WITH NASDAQ MINIMUM

STOCKHOLDERS’ EQUITY REQUIREMENT

PALO ALTO, Calif. — Inpixon (Nasdaq: INPX), (the “Company” or “Inpixon”), a leading indoor positioning and data analytics company, today announced that, on May 2, 2018, it received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it has regained compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(b)(1). As previously reported, following a decision by the Nasdaq Hearings Panel (the “Panel”), on December 14, 2017, the Company was granted an extension by the Panel to evidence compliance with the minimum stockholders’ equity requirement by April 23, 2018. The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on April 24, 2018, announcing the closing of a public offering of equity securities pursuant to which it raised gross proceeds of approximately $10.1 million allowing it to achieve compliance with the minimum stockholders’ equity requirement.

Accordingly, the Panel has determined to continue the Company’s listing on The Nasdaq Stock Market and the previously announced delisting proceedings are now closed.

About Inpixon

Inpixon (NASDAQ: INPX) is a leader in Indoor Positioning Analytics (IPA). Inpixon IPA Sensors are designed to find all accessible cellular, Wi-Fi, and Bluetooth devices anonymously. Paired with a high-performance data analytics platform, this technology delivers visibility, security, and business intelligence on any commercial or government location worldwide. Inpixon’s products and professional services group help customers take advantage of mobile, big data, analytics, and the Internet of Things (IoT) to uncover the untold stories of the indoors. For the latest insight on IPA, follow Inpixon on LinkedIn, @InpixonHQ on Twitter, and visit inpixon.com.

Cautionary Statement Regarding Forward Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Act, and Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements regarding Inpixon’s expectations on the completion, timing and size of the proposed public offering and the anticipated use of proceeds therefrom. These forward-looking statements are subject to a number of risks, including market conditions related to the proposed public offering and the risk factors set forth from time to time in Inpixon’s SEC filings, including but not limited to the risks that are described in the “Risk Factors” section of Inpixon’s Annual Report on Form 10-K for the year ended December 31, 2017, available on the SEC's website at sec.gov. In addition to the risks described above and in Inpixon’s other filings with the SEC, other unknown or unpredictable factors also could affect Inpixon’s results. No forward-looking statements can be guaranteed, and actual results (including, without limitation, the ability to complete this offering and generate the net proceeds necessary for Inpixon to complete its business objectives) could differ significantly from those contemplated by the forward-looking statements. The information in this release is provided only as of the date of this release, and Inpixon undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact

Inpixon Investor Relations:

CORE IR

Scott Arnold, Managing Director

+1 516-222-2560

coreir.com

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